As filed with the Securities and Exchange Commission on May 18, 2017

Registration No. 333-213910

Registration No. 333-212181

Registration No. 333-208073

Registration No. 333-204762

Registration No. 333-192368

Registration No. 333-178036

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-213910)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-212181)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-208073)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-204762)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-192368)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-178036)

Under

THE SECURITIES ACT OF 1933

INVENSENSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	01-0789977
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1745 Technology Drive, Suite 200 San Jose, California	95110
(Address of principal executive offices)	(Zip Code)

InvenSense, Inc. 2013 Employee Stock Purchase Plan

InvenSense, Inc. 2011 Stock Incentive Plan

InvenSense, Inc. 2004 Stock Incentive Plan, as amended

(Full title of the plans)

Behrooz Abdi, Chief Executive Officer

InvenSense, Inc.

1745 Technology Drive, Suite 200

San Jose, California 95110

(Name and address agent for service)

(408) 501-2200

(Telephone number, including area code, of agent for service)

Copy to:

Allison Leopold Tilley Gabriella Lombardi Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, California 94304 (650) 233-4500	David Young InvenSense, Inc. 1745 Technology Drive, Suite 200 San Jose, California 95110 (408) 501-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/ DEREGISTRATION OF UNSOLD SECURITIES

Pursuant to an Agreement and Plan of Merger, dated as of December 21, 2016 (the “Agreement”), by and among InvenSense, Inc., a Delaware corporation (“Registrant”), TDK Corporation, a company organized under the laws of Japan (“Parent”) and TDK Sensor Solutions Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), on May 18, 2017, Merger Sub was merged with and into the Registrant with the Registrant surviving as a wholly owned subsidiary of Parent, at which time the Registrant’s equity securities ceased to be publicly traded.

The Registrant previously registered shares of the Registrant’s common stock, $0.001 par value per share (“Common Stock”), issuable or issued under certain employee benefit and equity plans and agreements under the below referenced Registration Statements on Form S-8 (the “Registration Statements”). As a result of the consummation of the transactions contemplated by the Agreement, the Registrant has terminated all offerings of Common Stock pursuant to the below referenced Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all Common Stock that remain unsold as of the date hereof registered pursuant to the Registration Statements. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

Registration No.	Date Filed With the SEC	Name of Equity Plan	Number of Shares of Common Stock Originally Registered
333-213910	09/30/2016	InvenSense, Inc. 2013 Employee Stock Purchase Plan	2,000,000
333-212181	06/22/2016	InvenSense, Inc. 2011 Stock Incentive Plan	3,720,397
333-208073	11/17/2015	InvenSense, Inc. 2013 Employee Stock Purchase Plan	1,000,000
333-204762	06/5/2015	InvenSense, Inc. 2011 Stock Incentive Plan	13,803,844
333-192368	11/15/2013	InvenSense, Inc. 2013 Employee Stock Purchase Plan	400,000
333-178036	11/17/2011	InvenSense, Inc. 2011 Stock Incentive Plan	10,278,259
333-178036	11/17/2011	InvenSense, Inc. 2004 Stock Incentive Plan, as amended	10,407,123

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in San Jose, State of California, on the 18th day of May, 2017.

INVENSENSE, INC.

/s/ Behrooz Abdi
By:	Behrooz Abdi
Chief Executive Officer